Exhibit 2.8

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. ASTERISKS DENOTE SUCH OMISSIONS.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of August 2, 2012, among Farmadiet Group Holding, S.L., a Spanish company with corporate domicile at Carrer dels Blanquers 85, 17820, Banyoles (Girona), registered with the Commercial Registry of Girona, at Page GI-28881, and holder of Spanish Tax Number (C.I.F.) B-17681230 (the “Company”), those individuals and legal entities listed on Schedule A hereto, the Company’s sole shareholders (the “Sellers”), OPKO Health, Inc., a company formed under the laws of Delaware, with corporate domicile at c/o The Prentice-Hall Corporation System, Inc., 2711 Centreville Road, Suite 400, Wilmington, Delaware, registered with the Secretary of State of Delaware under number 2279206, and holder of Spanish Tax Number (C.I.F.) N4006483D and with principal place of business in 4400 Biscayne Boulevard, Miami, Florida 33137 (“OPKO”) and Shebeli XXI, S.L.U., a company organised under the laws of Spain, with corporate domicile at Ronda Sant Pere 17, 2º Barcelona, and having Tax Identification Number (“CIF”) B-65831075, registered in the Commercial Registry of Barcelona, (the “Buyer”).

The Buyer is represented by Mr. Juan Felipe Rodriguez, of legal age, citizen of the United States of America, married, with domicile at *** (United States of America), and holding a passport number ***, and Mrs. Laurel Kate Inman, of legal age, citizen of the United States of America, married, with domicile at *** (United States of America), and holding a passport number ***, in their capacity as joint directors of the aforementioned company, pursuant to the notarial deed granted before the Notary Public of the city of Barcelona, Ms. María Isabel Gabarró Miquel, on July 30, 2012, with number 1,470 of his official register.

OPKO Health, Inc. is represented hereto by Mr. Steve Rubin, of legal age, married, of United States of America nationality, with professional domicile in c/o The Prentice Hall Corporation System, Inc., 2711, Centreville Road, Suite 400, Wilmington, Delaware (United States of America) and holding a passport of his nationality with number ***, in his capacity as Executive Vice President of the aforementioned company.

Catorze d’Agost, S.L. is represented hereto by ***, of legal age, married, with professional domicile in *** and holding a National Identification Document (“DNI”) with number ***, in his capacity as Sole Director of the aforementioned company, pursuant to the notarial deed of incorporation, granted before the Notary Public of the city of Barcelona, Mr. Lluis Jou i Mirabent, on June, 29, 2001, with number 2.261 of his official register.

Agut Global, S.L. is represented hereto by ***, of legal age, married, with domicile in *** and holding a National Identification Document (“DNI”) with number ***, in his capacity as Joint and Several Director of the aforementioned company, pursuant to the notarial deed of appointment of directors, granted before the Notary Public of the city of Barcelona, Ms. María Isabel Gabarro Miquel, on October, 25, 2002, with number 2.559 of his official register.

Colibrí 2000, S.L., is represented hereto by ***, of legal age, married, with domicile at *** and holding a National Identification Document (“DNI”) with number ***, in his capacity as Sole Director of the aforementioned company, pursuant to the notarial deed of incorporation, granted before the Notary Public of the city of Barcelona, Mr. Salvador Carballo Casado, on February, 22, 2001, with number 450 of his official register.

Mr. José Junca Busquets, Mr. Miguel Junca Riuro, Mr Ferrán Juncá Riuró and Mr. Carlos Fernández Navarro, act each in his own name and behalf.

The Company is represented hereto by ***, of legal age, married, with domicile at *** and holding a National Identification Document (“DNI”) with number *** in his capacity as Managing Director of the aforementioned company, pursuant to the notarial deed of appointment of directors, granted before the Notary Public of the city of Barcelona, Mr. José Félix Belloch Julbe, on March, 9, 2012, with number 251 of his official register and as duly authorized by the relevant resolution passed by the General Shareholders Meeting of the Company on the date hereof.

Preliminary Statements

A.	The Sellers own directly or indirectly all of the issued and outstanding shares of the Company Capital Stock, directly according to the breakdown and by virtue of the title ownership detailed in Schedule A, hereto, representing 97.15% of the Company Capital Stock, and indirectly the Treasury Shares.

B.	The Company is the direct owner of the Treasury Shares by virtue of acquisition from Mr. Juan José Juncá Busquets by means of the deeds of purchase and sale, and 100% of the capital stock of the Spanish companies Pharmadiet, S.L. with C.I.F. number B-59150904 and Masterdiet, S.L. with C.I.F. number B-17480005, and of the English company Innodevice Limited, with VAT number W8261663B. Further, Pharmadiet, S.L. is the direct owner of 60% of the stock capital of the Spanish company Quimera Ingeniería Biomédica, S.L., with C.I.F. number B-63448781 (Pharmadiet, S.L., Masterdiet, S.L., Innodevice Limited and Quimera Ingeniería Biomédica, S.L., are referred collectively to as the “Subsidiaries” and individually, as the “Subsidiary”).

C.	The Company and the Subsidiaries form a group of health care companies which develop, manufacture, market, and sell pharmaceutical, nutriceutical, and veterinary products.

D.	Additionally, the Company has a minority stake of 5% in the Spanish company Pla XXI, S.L., which main activity consists on developing an equestrian center.

E.	The Sellers, by means of the sale of the Purchased Company Capital Stock, are interested in transferring control of the business and activities of the Company and thereby indirectly transferring control of the business and activities of the Subsidiaries.

F.	The Buyer and the Sellers expressly acknowledge that, although the object of the purchase and sale is the Purchased Company Capital Stock, the ultimate purpose of this purchase and sale extends, in addition to the transfer of the Purchased Company Capital Stock and indirectly all the Company Capital Stock, and the Company’s activities and business, to the acquisition of all the shares of Pharmadiet, S.L., Masterdiet, S.L. and Innodevice Limited, and the shares representing 60% of the capital stock of Quimera Ingeniería Biomédica, S.L, and control over the businesses undertaken by the Company and its Subsidiaries.

G.	The Buyer has conducted a due diligence review of the Company and its Subsidiaries (including, without limitation, in connection with financial, legal and taxation matters).

H.	The Sellers desire to sell to Buyer, and Buyer desires to purchase, on the terms and subject to the conditions set forth in this Agreement, all of the Purchased Company Capital Stock and indirectly all the Company Capital Stock.

Agreement

In consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

ARTICLE 1

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Accounting and Corporate Books” shall have the meaning indicated in Section 4.7.

“Affiliate” (i) of a specified legal Person means a Person who (at the time when the determination is to be made) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person, and (ii) of a natural Person means the spouses or persons related by family ties, in direct line or collaterally, by consanguinity or by affinity up to the third degree. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationships as, in fact, constitutes actual control.

“Affiliated Debt” means any debt between the Company and/or the Subsidiaries and any Seller and/or any Seller Affiliates.

“Agreement” means this Agreement together with all exhibits and schedules referred to herein.

“Basket Amount” shall have the meaning indicated in Section 6.5(a).

“Buyer” shall have the meaning indicated in the introduction of this Agreement.

“Claim” shall have the meaning indicated in Section 6.4(c).

“Closing” shall have the meaning indicated in Section 2.1(c).

“Closing Cash” shall have the meaning indicated in Section 2.3(a).

“Closing Date” means the date hereof.

“Closing Financial Statements” shall have the meaning indicated in Section 4.10.

“Company” shall have the meaning indicated in introduction of this Agreement.

“Company Capital Stock” shall have the meaning indicated in Section 4.8.

“Company Contracts” shall have the meaning indicated in Section 4.20.

“Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind even oral agreements, to which the Company or any Subsidiary is a party or to which the assets or properties of the Company or any of its Subsidiaries are bound.

“Data Files” shall have the meaning indicated in Section 4.28(a).

“De Minimis Amount” shall have the meaning indicated in Section 6.5(a)(ii)

“Deferred Consideration” shall have the meaning indicated in Section 2.3(b).

“Environmental Laws” means any applicable statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, authorization, consent decree or judgment, relating to worker health and safety, pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, manufacture, storage, disposal, release or discharge of Hazardous Materials, whether now existing or subsequently amended or enacted.

“Financial Statements” shall have the meaning indicated in Section 4.10.

“First Deferred Payment” shall have the meaning indicated in Section 2.3(b)(i).

“GAAP” means general accepted accounting principles.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or any material that may give rise to carbonatosis or aluminosis, or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Laws.

“Indemnified Losses” shall have the meaning indicated in Section 6.4(a).

“Indemnified Party” shall have the meaning indicated in Section 6.4(c).

“Indemnifying Party” shall have the meaning indicated in Section 6.4(c).

“Intellectual Property” means any or all of the following owned, licensed, used, controlled by or residing in the Company or any of its Subsidiaries prior to the Closing Date: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all distinctive signs, trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all author’s rights, copyrightable works, copyright of data bases, all copyrights in both published and unpublished works, and all applications, registrations, and renewals in connection therewith; (d) all Know-How; (e) all computer programs and software (including data and source and object codes and related documentation); (f) domain names, (g) utility models and national and Community industrial designs, topography of semiconductor products, geographical indications and denominations of origin and plant varieties; (g) all other property rights and all licenses and sublicenses granted by or to the Company or any Subsidiary that relate to any of the foregoing; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Know-How” means all trade secrets and confidential business information (including, without limitation, databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, plans, drawings, specifications, blueprints, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Knowledge” means, with respect to any representation or warranty or other statement in this Agreement qualified by knowledge, the actual knowledge, information or belief of any party as to the matters that are the subject of such representation, warranty or other statement, or any knowledge, information, or belief that such party should have after a reasonable enquiry. Where reference is made to the knowledge of the Sellers or the Company, such reference shall be deemed to include the directors of the Company, each of Ms. Piccarda Donati (business strategy director and deputy-CEO) and Mr. Juan José Cantos (chief financial officer), as well as the Sellers, all of whom shall be deemed to have conducted the enquiry required by this definition.

“Law” means any applicable law, constitution, treaty, code, statute, ordinance, rule, regulation, order, writ, judgment or decree, and any other binding requirement or determination of any governmental entity.

“Leased Real Property” shall have the meaning indicated in Section 4.15(c).

“Liabilities” means any liability, obligations or commitments of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, obligations, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.

“Liquidated Damages” shall have the meaning indicated in Section 2.3(d).

“Material Adverse Effect” means any change in or effect on the business of the Company or any of its Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, provided however, that Material Adverse Effect shall not be deemed to include effects, events, developments, changes, circumstances, or occurrences arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the pharmaceutical industry; (ii) changes in the pharmaceutical industry, to the extent such changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in such industry in the territories where the Company and its Subsidiaries do business; and (iii) acts of war, armed hostility or terrorism.

“Non-compete Period” shall have the meaning indicated in Section 5.1(a).

“OPKO Common Stock” means the common stock of OPKO Health, Inc., par value US$.01 per share. All references in this agreement to OPKO Common Stock are deemed to be made to the OPKO Common Stock or, as the case may be, to any shares, quotas, securities, rights, participations or funds which may be issued in substitution or exchange for the OPKO Common Stock in the event of merger, liquidation, capital increase or reduction, conversion or exchange, demerger, transformation or any other transaction affecting OPKO.

“OPKO” means OPKO Health, Inc.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.

“Owned Real Property” means all land owned by the Company and its Subsidiaries, together with any and all buildings, fixtures, structures and improvements located thereon and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto.

“Permits” shall have the meaning indicated in Section 4.16.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Personal Data Protection Law” shall have the meaning indicated in Section 4.28(b).

“Plans” shall have the meaning indicated in Section 4.18(c).

“Pledge” shall have the meaning indicated in Section 2.3(e).

“Product” shall have the meaning indicated in Section 4.25(a).

“Product Data” means all toxicology, pre-clinical, clinical, and manufacturing information and data, and all submissions and correspondence with or to any governmental or regulatory authority regarding any Product, all as any of the above may be in the possession of the Company, its Subsidiaries, or a Seller.

“Product Inventory” all inventory owned as of the Closing Date by the Company and its Subsidiaries (including sample inventory) thereof of finished Product or works in progress or materials used in the manufacture of finished Product, whether held at a location or facility of the Company and its Subsidiaries (or of any other Person on behalf of the Company or its Subsidiaries) or in transit to or from the Company or its Subsidiaries.

“Pro Rata Share” shall have the meaning indicated in Section 2.3(a).

“Purchased Company Capital Stock” shall have the meaning indicated in Section 4.8.

“Regulatory Approvals” means the new drug applications and new drug submissions, or other product registrations or submissions for the Products and all amendments and supplements thereto.

“Released Matters” shall have the meaning indicated in Section 6.3.

“SEC Documents” shall have the meaning indicated in Section 3.9.

“Second Deferred Payment” shall have the meaning indicated in Section 2.3(b)(ii).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” shall have the meaning indicated in the introduction of this Agreement.

“Shareholders Debt” shall have the meaning indicated in Section 2.5”.

“Spanish Companies Act” means the Royal Legislative Decree 1/2010 of July 2, by virtue of which the consolidated text of the Spanish Companies Act was approved.

“Subsidiary” has the meaning indicated in the Preliminary Statement B.

“Tax(es)” means any EU, national, autonomic, local, municipal or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs duties, fees, real property, personal property, business activity capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties, surcharges or additions to tax or additional amounts in respect of the foregoing, or credit or reimbursement in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any tax return relating thereto).

“Transaction Documents” means this Agreement and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby.

“Treasury Shares” shall have the meaning indicated in Section 4.8.

“US$” means currency of the United States of America.

“Withhold Amount” shall have the meaning indicated in Section 2.4(a).

ARTICLE 2

PURCHASE OF SHARES; CONSIDERATION

2.1	Shares to be Purchased; Closing.

(a)	Subject to the terms and conditions set forth herein the Sellers shall sell and transfer to Buyer, and Buyer shall purchase and acquire from the Sellers, all of Sellers’ right, title and interest in and to the Purchased Company Capital Stock and indirectly the whole Company Capital Stock .

(b) Although the direct object of this Agreement is the Purchased Company Capital Stock, the parties expressly state that the ultimate purpose of acquiring directly and indirectly the whole Company Capital Stock is the acquisition by the Buyer of the operational and government control over the business activity of the Company and its Subsidiaries, and over the whole of the assets and rights which constitute their assets and liabilities, including the stake hekd by the Company in Pla XXI, S.L.

(c) Subject to the terms and conditions of this Agreement, the sale and purchase, directly and indirectly, of the Company Capital Stock contemplated hereby and the transfers and deliveries to be made pursuant to this Agreement shall take place at the offices of the notary public Mr. Francisco Alejandro Armas Omedes (the “Notary Public”) in Barcelona, immediately after the execution of this Agreement (the “Closing”). All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

2.2	Closing Actions

At the Closing:

(a)	The Sellers and the Buyer shall execute a public deed before the Notary Public, by means of which they shall notarize this Agreement and shall complete the transfer of the ownership of the Purchased Company Capital Stock to the Buyer.

(b)	The parties shall exhibit powers of attorney sufficient for the execution of the Transaction Documents.

(c)	The Sellers shall deliver a certificate issued by the management body of the Company and of each of the Subsidiaries evidencing the completion of the requirements set out in their Articles of Association for the transfer of the Purchased Company Capital Stock.

(d)	The Company shall pay the advisory costs of Deloitte Asesores Tributarios, S.L. for an amount of ***.

(e)	The Sellers shall deliver to the Buyer the Financial Statements and the Closing Financial Statements Sheet, which shall have been prepared in accordance with Spanish GAAP. The Sellers shall also deliver the Financial Statements in accordance with U.S. GAAP. Except as disclosed on Schedule 2.2(e), neither the Financial Statements or the Closing Financial Statements shall reflect any Affiliated Debt.

(f)	The Sellers shall deliver or cause to be delivered to Buyer (i) all of the title deeds representing the Purchased Company Capital Stock, sufficient to convey to Buyer good title to the Purchased Company Capital Stock, free and clear of any and all claims or Liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto, (ii) the effective written resignations of each of the directors of the Company and of the Subsidiaries.

(g)	The Sellers shall deliver to the Notary Public the deeds of title over the Purchased Company Capital Stock so that he records in them their transfer to the Buyer (rebaje).

(h)	The transfer of the Purchased Company Capital Stock shall be recorded in the Shareholders Registry of the Company.

(i)	The Buyer shall satisfy to the Sellers the Closing Cash as set forth in Section 2.3(a) below.

(j)	The Company shall execute a new employment agreement with Mr. Julián Agut.

(k)	The Sellers and the Buyer shall execute a Public deed before the Notary Public pledging all of the Purchased Company Capital Stock by means of the Pledge which will affect the obligations of the Buyer and OPKO Health Inc. under this Agreement; and

(l)	Such other actions set out in Section 5.6 below.

All of the actions described in Section 2.2 shall be undertaken simultaneously as a single transaction (“unidad de acto”). Consequently, none of the foregoing actions shall be held to have been completed until such time as each and every one of the other actions is completed.

2.3	Consideration.

In consideration of the sale, assignment, transfer and delivery of the Purchased Company Capital Stock by Sellers to Buyer, Buyer shall deliver to the Sellers Thirteen Million, Five Hundred Five Thousand, Five Hundred Seventy Four Euro and Thirty Four Cents of Euro (€13,505,574.34) payable as follows:

(a)	An aggregate of Six Million, Seven Hundred Fifty Two Thousand, Seven Hundred Eighty Seven Euro and Seventeen Cents of Euro (€6,752,787.17), allocated among the Sellers in accordance with the percentage indicated next to each Sellers’ name in Schedule A hereto (“Pro Rata Share”), which will be delivered to the Sellers at Closing by wire transfer of immediately available funds (“Closing Cash”), payable in accordance with Section 2.5 below.

(b)	An aggregate of Six Million, Seven Hundred Fifty Two Thousand, Seven Hundred Eighty Seven Euro and Seventeen Cents of Euro (€6,752,787.17) payable, at the sole discretion of the Buyer, either (i) in freely tradable registered shares of OPKO Common Stock or (ii) in cash (the “Deferred Consideration”), allocated among the Sellers in accordance with their Pro Rata Share. The Deferred Consideration is payable to Sellers by:

(i)

delivery to the Sellers on the first anniversary of the Closing Date (the “First Deferred Payment Date”) of: (x) that number of shares of OPKO Common Stock having an aggregate value of Three Million, Three Hundred Seventy Six Thousand, Three Hundred Ninety Three Euro and Fifty Eight Cents of Euro (€3,376,393.58), calculated by dividing such amount by the average closing sales price of a share of OPKO Common Stock on the New York Stock Exchange for the ten (10) trading day period ending on the last trading day prior to the First Deferred Payment Date and converted into Euros by using the foreign exchange rate published in the Wall Street Journal on the First Deferred Payment Date (less the amount of any claims in accordance with

Section 2.4), or, alternatively, at the sole discretion of Buyer, (y) an amount equal to Three Million, Three Hundred Seventy Six Thousand, Three Hundred Ninety Three Euro and Fifty Eight Cents of Euro (€3,376,393.58), delivered to the Sellers by wire transfer (the “First Deferred Payment”).

(ii)	delivery to the Sellers on the day which is 18 months after the Closing Date (the “Second Deferred Payment Date”) of: (x) that number of shares of OPKO Common Stock having an aggregate value of Three Million, Three Hundred Seventy Six Thousand, Three Hundred Ninety Three Euro and Fifty Eight Cents of Euro (€3,376,393.58), calculated by dividing such amount by the average closing sales price of a share of OPKO Common Stock on the New York Stock Exchange for the ten (10) trading day period ending on the last trading day prior to the Second Deferred Payment Date and converted into Euros by using the foreign exchange rate published in the Wall Street Journal on the Second Deferred Payment (less the amount of any claims in accordance with Section 2.4), or, alternatively, at the sole discretion of Buyer, (y) an amount equal to Three Million, Three Hundred Seventy Six Thousand, Three Hundred Ninety Three Euro and Fifty Eight Cents of Euro (€3,376,393.58), delivered to the Sellers by wire transfer (the “Second Deferred Payment”).

If the number of shares to be paid to each of the Sellers under paragraphs (i) and (ii) above is not a natural number, it shall be rounded-up to the first natural number of shares of OPKO Common Stock. Any shares of OPKO Common Stock which are issued and delivered to the Sellers pursuant to Sections 2.3(b)(i) or (ii) are hereinafter referred to as the “Stock Consideration”.

(c)	If (i) at any time until the Second Deferred Payment Date, OPKO stops being listed in the New York Stock Exchange or any other national exchange system or included in a market quotation system (including NASDAQ); or (ii) if its quotation is suspended at any time for more than two trading days during the ten days prior to the First Deferred Payment Date or the Second Deferred Payment Date, payment of the Deferred Consideration shall be made in cash in respect of the deferred payment affected by the suspension.

(d)	In the event the Buyer does not pay the First Deferred Payment and/or the Second Deferred Payment as set out in this Agreement, the Parties agree that the Buyer shall pay as liquidated damages the amount of ***, in case of default of the First Deferred Payment, and *** in case of payment of the First Deferred Payment and default of the Second Deferred Payment (the “Liquidated Damages”). For the avoidance of doubt the total amount of liquidated damages payable hereunder shall not exceed ***.

(e)	As security for payment of the Deferred Consideration and the Liquidated Damages, the Parties execute the Pledge in the terms of the Schedule 2.3(e).

2.4	Right of set off and of withholding.

(a)

The Deferred Consideration shall provide security of Sellers’ payment to Buyer of all amounts due as a result of (i) the indemnification obligations in Article 6 of this Agreement, and (ii) any other claims or expenses arising under this Agreement which are reimbursable to Buyer. The parties agree that in the event Buyer has in good faith (i) served a notice of Claim or a notice of Indemnified Loss and no more than thirty days for Third Party Claims and fifty days for Direct Claims have elapsed, and/or (ii) commenced a claim against Sellers in accordance with the procedures set forth in Section 7.12 of this Agreement, the Buyer shall be entitled to hold back from any unpaid portion of the First Deferred Payment or the Second Deferred Payment from time to time an amount equal to the amount of its claim. Buyer will be entitled to withhold the relevant payment (the “Withhold Amount”) up to the maximum aggregate amount for the sum of the Indemnified Losses it has made a claim for (up to an aggregate maximum of Two Million Eight Hundred Thousand (€2,800,000) for all Indemnified Losses), until the earlier of (i) the date upon which the amount of the Indemnified Loss is established in accordance with Section 6.4(d); or (ii) if a notice of a Claim or a notice of an Indemnified Loss has been served and thirty days for Third Party Claims and fifty days for Direct Claims thereafter the Buyer has not commenced the relevant claim against the Sellers in accordance with the procedures set forth in Section 7.12 of this Agreement, the date which is the fifty first day after the service of the notice for the Direct Claims and thirty first day for the Third Party Claims day after the service of the notice; (iii) if the Buyer waives the claim or (iv) there is a final determination of an enforceable judgment pursuant to Section 7.12, provided that for the release of the Withhold Amount pursuant to (i) or (iv) any amount payable by Sellers under the relevant Indemnified Loss has been paid in full.

(b)	For the avoidance of doubt, any claim against the Deferred Payment must be filed pursuant to Section 7.12 within the time periods provided for in Section 6.2 of this Agreement.

(c)	For the purposes of calculating the number of OPKO Common Stock to be delivered to the Sellers following the release of a Withhold Amount under this clause 2.4, the per share value of the relevant shares shall be deemed to be equal to the average closing sales price of a share of OPKO Common Stock on the New York Stock Exchange for the ten (10) trading day period ending on the last trading day prior to the relevant payment date.

2.5	Assignment of loans.

(a)	Mr. Ferrán Juncà Riubó hereby assigns to the Purchaser, which accepts and subrogates in Mr. Ferrán Juncà Riubó’s position as debtor in relation to the loan for an amount of €20,000 granted by the Company on 15 July 2011.

(b)	Mr. Miguel Junca Riuró hereby assigns to the Purchaser, which accepts and subrogates in Mr. Miguel Juncà Riubó’s position as debtor in relation to the loan for an amount of €100,000 granted by the Company on 26 June 2012.

(The loans identified in (a) and (b) above, the “Shareholder Debt”)

(c)	The Company hereby accepts the assignment of the Shareholder Debt to the Purchaser and releases Messrs. Miquel and Ferrán Juncà Riubó from any claims or obligations under the Shareholder Debt.

(d)	In consideration for the subrogation by the Purchaser in the Shareholder Debt, the amount payable to each of Mr. Miquel Juncà Riubó and Mr. Ferrán Juncà Riubó under clause 2.3(a) as Closing Cash shall be reduced for an amount of €100,000 and €20,000, respectively, as described in Schedule 2.6.

2.6	Payments.

The Closing Cash referred to in Section 2.3(a) shall be payable on the date hereof to the Sellers in the amount and to the bank accounts listed next to each Sellers’ name in the chart set out in Schedule 2.6. The mechanics of the payments will take into account the concepts described in Section 2.5 above, as explained in the referred Schedule 2.6.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the representations and warranties set forth below to Sellers on the date hereof.

3.1	Organization.

Buyer is a corporation duly organized and validly existing under the laws of Spain.

3.2	Authorization; Enforceability.

Buyer has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

3.3	No Consent, Violation or Conflict.

The execution and delivery of the Transaction Documents by Buyer, the consummation by Buyer of the transactions contemplated thereby, and compliance by the Buyer with the provisions hereof: (a) do not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s Organizational Documents; and (b) do not result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which Buyer is a party or by which Buyer or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect the Buyer’s ability to consummate the transactions contemplated thereby.

3.4	Brokers.

Buyer has not employed any financial advisor, broker or finder and has not incurred in any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by Sellers.

3.5	Consent of Governmental Authorities.

Buyer has obtained, all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Buyer in connection with the execution and delivery of the Transaction Documents by the Buyer, or the consummation by the Buyer of the transactions contemplated thereby.

3.6	Legal Proceedings.

There is no action, claim, dispute, suit, investigation or proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or any of its properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by the Transaction Documents, or to perform its obligations thereunder.

3.7 Knowledge. Buyer has sufficient knowledge, experience and sophistication in business matters, and is capable of evaluating the merits and risks of its purchase of the Company Capital Stock and of making an informed investment decision with respect thereto.

3.8	Validity of Stock Consideration; Listing.

When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable, (b) listed for trading on the New York Stock Exchange, and (c) free and clear of any Liens, except as provided in Section 2.4 in this Agreement.

3.9	SEC Documents and Compliance.

Since January 1, 2009, OPKO has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”), pursuant to the reporting requirements of all applicable federal and securities laws (all of the foregoing that were scheduled to be filed prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “SEC Documents”). The SEC Documents comply in all material respects with the requirements of all applicable federal and securities laws, rules and regulations. The SEC Documents do not contain any untrue statement of a material fact of omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.10	Insolvency.

(a)	The Buyer has not defaulted generally on its payment obligations or is in a situation of insolvency or affected by any legal cause for wind-up or in a situation that would oblige it to adopt measures to re-establish its equity balance or has requested an acquittance or deferment from its creditors.

(b)	With regard to the Buyer, no one has commenced or announced the intention to commence any (i) attachment, enforcement proceedings, sequestration, Lien or any other legal proceedings in connection with the assets of the Buyer, (ii) actions aimed at pursuing the wind-up or declaration of bankruptcy of the Buyer, or (iii) availment of benefits arising as a result of bankruptcy proceedings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller makes the representations and warranties set forth below to Buyer as of the date hereof, except as otherwise noted herein or as set forth in the disclosure schedules attached hereto.

4.1	Organization.

The Company and each of its Subsidiaries is a corporation duly organized and validly existing, has been entered on the relevant registers and possess full legal personality under the laws of Spain (except for Innodevice Limited, which is organized and validly existing under the laws of England and Wales). The Company and each of its Subsidiaries is duly qualified or licensed to do business as conducted in on the Closing Date in each jurisdiction where the character of the properties owned or operated by it or the nature of its business makes such qualification or licensing necessary. The Company and each of its Subsidiaries has all requisite right, power and authority to (a) own and operate its properties, (b) conduct its business as conducted of the Closing Date in accordance with local business practices and (c) engage in and consummate the transactions contemplated hereby. Neither the Company, nor any of its Subsidiaries, is in default under its Organizational Documents.

4.2	Subsidiaries.

Schedule 4.2 sets forth each Subsidiary of the Company, the jurisdiction of incorporation or formation thereof, and the authorized and issued shares of such Subsidiary. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Except as set forth on Schedule 4.2 with respect to Quimera Ingeniería Biomédica, S.L., each Subsidiary of the Company is wholly owned by either the Company or a Subsidiary of the Company. All of the issued and outstanding shares of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are free and clear of any Lien. The Company or the relevant Subsidiary, as the case may be, hold full and legitimate title over the shares representing the stock capital of the Subsidiaries and their acquisition did not involve any financial assistance for the purposes of sections 143.2 and 150 of the Spanish Companies Act. There are no outstanding options, warrants, voting trust agreements, shareholder agreements, divestment or other similar agreements or other rights of any kind that provide for the sale or issuance by any Subsidiary of the Company of additional shares of capital stock or other securities, or of any securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other securities of such Subsidiary. There is no corporate resolution pending implementation that would give rise to any variation in the Subsidiaries capital stock.

4.3	Authorization; Enforceability.

The Company and each Seller have all requisite right, power and authority to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by the Company and each Seller and the consummation by the Company and each Seller of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and each Seller and constitutes the legal, valid and binding obligations of such party, enforceable in accordance with its terms.

4.4	No Consent, Violation or Conflict.

The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, and compliance by the Company and each Seller with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of the Company’s, any Subsidiary’s or any Seller’s Organizational Documents, and (b) (except as set out in Schedule 4.20) do not and will not result in the breach of, cause the acceleration of performance, or imply a penalty or a detriment to the terms or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Company, any Subsidiary or any Seller pursuant to any instrument or agreement to which the Company, any Subsidiary or any Seller is a party or by which the Company’s, its Subsidiaries or any Seller’s properties may be bound or affected.

4.5	Consent of Governmental Authorities.

The Company and each Seller have obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing, with any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company, its Subsidiaries or each Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby.

4.6	Brokers.

Neither the Company, its Subsidiaries or any Seller has incurred or will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by Buyer, the Company, or any Subsidiary after the Closing Date.

4.7	Organizational Documents and Accounting and Corporate Records.

A true and complete copy of the Organizational Documents of the Company and each of its Subsidiaries, as amended, will be delivered to Buyer on the Closing Date. The accounting books, the minutes book and the shareholders registry book, of the Company and each of its Subsidiaries

(the “Accounting and Corporate Books”) will also be delivered to the Buyer on the Closing Date. The minutes books of the Company and the Subsidiaries contain complete and accurate records of all meetings and other corporate actions of the board of directors and the shareholders of the Company and its Subsidiaries from the date of its incorporation to the date hereof. All resolutions passed by the Company and its Subsidiaries that may be registered have been entered with the relevant Commercial Registry and other relevant registries, if applicable. All matters requiring the authorization or approval of the board of directors and/or the shareholders of the Company and its Subsidiaries have been duly and validly authorized and approved by them. All the Accounting and Corporate Books have been kept in an orderly and diligently manner, are up to date, their form and content comply with the pertinent regulations and are kept at their respective corporate domicile. The Company and the Subsidiaries have complied in due time and form with the obligation to enter their annual accounts in the Commercial Registry.

4.8	Capitalization.

The authorized Capital Stock of the Company consists of €12,208, represented by 12,208 shares, numbered 1 to 12,208, of one euro (€ 1) of nominal value each one, all of which are issued and outstanding and fully disbursed as of the date hereof (the “Company Capital Stock”). There is no corporate resolution pending implementation that would give rise to any variation in the Company Capital Stock. All of the Company Capital Stock, including all Company Capital Stock issued prior to the Closing Date has been duly authorized, is validly issued, fully paid and nonassessable. Sellers are the full title owners of 11,860 shares of the Company Capital Sock as listed in Schedule A, equal to 97.15 percent of the Company Capital Stock (the “Purchased Capital Stock”), and such Purchased Company Capital Stock is owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. The Company holds as treasury shares 348 shares in the Company Capital Stock, equal to 2.85 percent of the Company Capital Stock, and such Treasury Shares are owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. The Company has acquired and holds the Treasury Shares in accordance with the relevant Laws, fulfilling all requirements derived therefrom. Except as set forth in Schedule 4.2, the Company has, directly or indirectly, no investment or equity interest in any other Person. Particularly, the Sellers represent and warrant that the stock capital held by the Company in Pla XXI, S.L., is validly issued, fully paid and non-assessable and was issued in compliance with all applicable Laws and is free and clear of any Lien. The Company holds full and legitimate title over the shares representing the stock capital of Pla XXI, S.L. described in Schedule 4.2 None of the Company Capital Stock was or will be issued in violation of any law, preemptive right, right of first refusal or similar agreement. In particular, the acquisition of the Company Capital Stock by the Sellers did not involve any financial assistance for the purposes of sections 143.2 and 150 of the Spanish Companies Act. At the Closing, Sellers will transfer and convey and Buyer will acquire good and valid title to the Purchased Company Capital Stock free and clear of all Liens. No written or oral agreement or understanding with respect to the disposal of the Company Capital Stock or any rights therein, other than this Agreement, exists. Any provisions of the Company’s By-laws regarding transferability of its Purchased Capital Stock have been complied with or do not apply.

4.9	Rights, Warrants, Options.

There are no options, warrants or other rights, arrangements or commitments of any character to which the Company or the Sellers are a party or by which the Company or the Sellers are bound relating to the issued or unissued Company Capital Stock or obligating the Company to issue or sell any Company Capital Stock, or other equity interests in, the Company. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Company Capital Stock and there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.10	Financial Statements.

Schedule 4.10 includes a true and complete copy of the audited individual and consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended on December 31, 2011, and the audited individual and consolidated profit and loss statement, statement of change in net equity and statement of cash flow of the Company and its Subsidiaries for the fiscal year ended on December 31, 2011, including any related notes and the supplement, an unqualified opinion by the Company’s independent auditor, (the “Financial Statements”). The Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and are true, correct, accurate and complete statements in all respects of the assets, liabilities and financial condition of the Company and the Subsidiaries and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with Spanish GAAP consistently applied with prior periods and delivered in accordance with U.S. GAAP. The Company has prepared an unaudited preliminary consolidated profit and loss statement and balance sheet of the Company and its Subsidiaries as of and through July 31th, 2012 (the “Closing Financial Statements”). The Closing Financial Statements have been prepared in good faith in accordance with the books of account and records of the Company and its Subsidiaries and delivered on an estimated basis in accordance with Spanish GAAP.

The Company as of and through July 31, 2012, has at least the following consolidated financial results and financial position:

***

The Company as of and through July 31, 2012 shall not have liabilities in excess of:

LONG TERM LIABILITIES	€	***
TOTAL LIABILITIES	€	***

4.11	Absence of Undisclosed Liabilities.

Other than as provided for in this Agreement and the disclosure schedules, or disclosed and/or accrued for or reserved against in the Financial Statements (which are accounted for in their full amounts) or in the Closing Financial Statements, neither the Company or any of its Subsidiaries has any debts, claims, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise. To the Seller’s and the Company’s Knowledge, there is no basis for assertion against the Company or its Subsidiaries of any such debt, claim, Liability, commitment, obligation or loss.

4.12	Compliance with Laws.

The Company and each of its Subsidiaries are in compliance with all Laws applicable to it or its properties and have made all necessary filings to be in compliance with all such Laws, including, without limitation, those relating to (a) the development, testing, manufacture, packaging and labeling of products, (b) employment, occupational safety and employee health, (c) building, zoning and land use (d) administrative and environmental matters, (e) tax, (f) antitrust regulations, (g) industrial and intellectual property, (h) data protection, and (i) the applicable anti-bribery, anti-kickback and related laws and regulations. Neither the Company or any of its Subsidiaries has received notification from any governmental, administrative or regulatory authority asserting that it is not in compliance with or has violated any of the Laws which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and neither the Company or any of its Subsidiaries are subject to any agreement or consent decree with any governmental, administrative or regulatory authority arising out of previously asserted violations.

Neither the Sellers, the Company or any of its Subsidiaries have: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s or its Subsidiaries’ businesses; (ii) directly or indirectly paid or delivered any unlawful fee, commission, sum of money or item of value to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority in order to induce the official to make any governmental act or decision or to assist the Company in obtaining or retaining business; or (iii) made any unlawful payment to any customer or supplier in respect of the Company’s and its Subsidiaries’ business.

4.13	Legal Proceedings.

(a) Neither the Company or any of its Subsidiaries are a party to any pending or threatened legal, judicial, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation, and (b) no Person who is or was within the last five years a director or officer of the Company or any of its Subsidiaries is a party to any pending, or threatened, legal, judicial, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as directors or officers of the Company or any of its Subsidiaries, which adversely affects the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any order, writ, injunction, decree or other judgment of any court or any other governmental authority. There are no suits or proceedings pending threatened before any court or by or before any governmental or regulatory authority, commission, or agency or public regulatory body against any Seller which, if adversely determined, would interfere with Sellers’ ability to consummate the transactions contemplated hereby. To the Knowledge of the Sellers, there is no threat, suspicion or indication that any such proceedings may be started, nor circumstances that could lead to such proceedings and to the Knowledge of the Sellers no intention of any third party to start such proceedings.

4.14	Title to and Condition of Personal Property.

(a)	The Company and each of its Subsidiaries has and will have good and marketable title or leasehold interest to each item of equipment and other personal property included as an asset in the Closing Financial Statements and/or used in connection with the operation of its business. All such equipment and personal property are free and clear of any Lien.

(b)	The buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other tangible property owned or used by the Company and each of its Subsidiaries (i) are not in need of substantial maintenance or repairs (except for ordinary or routine maintenance or repairs), (ii) are free of structural or non-structural defects, and (iii) have access to adequate water, sewer, gas, telephone and electric utilities which are in good working order; in each instance as is sufficient to conduct the business of the Company and its Subsidiaries as currently conducted.

(c)	Each item of equipment, personal property and asset of the Company and each of its Subsidiaries, included as an asset in the Closing Financial Statements and/or used in connection with the operation of its business shall remain with the Company and its Subsidiaries. The parties agree that Schedule 4.14(c) sets forth the full and complete list of all assets owned or leased by the Company and each of its Subsidiaries as of the Closing Date.

(d)	All lease agreements concerning assets in which the Company or its Subsidiaries are lessees (including financial lease and operating lease agreements) are valid and in force, are in good standing with regard to payment and both parties have performed their obligations. The agreements classed as renting are framed in such a way that cannot be considered fixed assets.

4.15	Real Property.

(a)

Schedule 4.15(a) sets forth a true, correct and complete list of all of the Owned Real Property, including the address, registral details and legal description thereof. The Sellers have made available to Buyer true, correct and complete copies of all title deeds and insurance policies and surveys relating to each parcel of Owned Real Property. The Company or its Subsidiaries, as the case may be, holds good and marketable indefeasible fee simple title to the applicable parcel of Owned Real Property. The Owned Real Property is registered in the name of the Company or its Subsidiaries, as applicable, with the corresponding Land Property Registries. The description of the Owned Real Property in the corresponding Land Property Registries is consistent with their physical characteristics.

(b)	The Owned Real Property is free and clear of any Lien, except for (i) the real liens, (ii) the third party lease agreements, each of which is disclosed on Schedule 4.15(b); and (iii) zoning restrictions imposed by applicable law, which to the Sellers Knowledge do not have a Material Adverse Effect on the ability of the Company and or its Subsidiaries to carry out their activities in the ordinary course of business. The parties of such lease agreements are in full compliance with their obligations under all those lease agreements, in particular, the lessees are not in arrears with payment of rent, or any other financial obligation, and the rent bonds, are on deposit with the corresponding authorities.

(c)	Schedule 4.15(c) sets forth a true, correct and complete list of each parcel of real property leased (including financial leasings) by the Company or its Subsidiaries (the “Leased Real Property”), including the address, registral details, and legal description thereof. The Company or the Sellers have delivered to Buyer true, correct and complete copies of all of the lease agreements relating to the Leased Real Property. The lease agreements are duly registered with the relevant Land Property Registries. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. Neither the Company nor any of its Subsidiaries is a sublessor of, and has not assigned any lease covering, any portion of the Leased Real Property. Neither the Company nor any of its Subsidiaries has subleased or licensed the Leased Real Property or any portion thereof. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of the Leased Real Property leases. In particular, neither the Company nor its Subsidiaries are in arrears with payment of rent, or any other financial obligations, and the rent bonds are on deposit with the corresponding authorities. The execution, delivery and performance of the transactions contemplated by this Agreement will not constitute or result in a breach, violation of, or a default under, or require consent under, any of the leases described on Schedule 4.15(c). To the Knowledge of the Company and the Sellers, there are no disputes with respect to any of the Leased Real Property leases.

(d)	None of the construction and improvements made on the Owned Real Property or Leased Real Property are in need of substantial repairs except for ordinary or routine maintenance or repairs. The Owned Real Property and the Leased Real Property are equipped with the facilities and connections needed to operate their business.

(e)	The Owned Real Property or the Leased Real Property constitutes all interests in real property currently owned or leased in connection with the business of the Company and its Subsidiaries.

(f)

Neither the whole nor any portion of any Owned Real Property or the Leased Real Property has been condemned, requisitioned, or otherwise taken by any governmental authority during the period in which it was owned or leased by the Company or any of its Subsidiaries, and no oral or written notice of any such condemnation, requisition, or taking has been received by the Sellers, the Company or any of its Subsidiaries. To the Knowledge of the Company and

the Sellers, no such condemnation, requisition, or taking is threatened or contemplated. To the Knowledge of the Company and the Sellers, there are not any building moratorium which might affect the Real Property.

(g)	Except as set forth on Schedule 4.15(g), neither the Company nor the Sellers have received any notice or have Knowledge that the location, construction, occupancy, operation or use of the buildings located on the Owned Real Property or Leased Real Property violates any restrictive covenant or deed restriction recorded against such real property or any Law. Except as disclosed on Schedule 4.15(g), to the Knowledge of the Sellers, there is no threat, suspicion or indication that any proceedings regarding any violation of a restrictive covenant or deed restriction may be commenced and Sellers and the Company have no Knowledge of any intention of any third party to start such proceedings.

(h)	All of the Owned Real Property and Leased Real Property is, in compliance with all applicable zoning, building, construction materials, health, safety, fire, water, use, or similar Laws, and the zoning of the real property permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the business of the Company and its Subsidiaries as presently conducted thereon.

4.16	Governmental Authorizations.

The Company and each Subsidiary has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company’s and each Subsidiary’s properties and operation of its business as operated in the manner in which it has done so to date, subject to no restriction (the “Permits”). None of the Permits requires any investment or performance of substantial onerous commitments for their continued effectiveness or renewal. No suspension, nonrenewal or cancellation of any of the Permits is pending or, to the Company’s or the Sellers’ Knowledge, threatened, and there is no reasonable basis therefor. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of any Permits. The execution of the Transaction Documents will not give rise to the default, amendment or modification of the Permits.

4.17	Compliance with Environmental Laws.

Without limiting the generality of Section 4.12, the Company and each Subsidiary is in compliance with all applicable Environmental Laws relevant to its business activity. Except as set forth in Schedule 4.17, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company or any Subsidiary for impairment or damage, injury or adverse effect to the environment or public health and there have been no private claims with respect to any such matters. There is no condition relating to any properties of the Company or any Subsidiary that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws and the Company and each Subsidiary has complied with Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws and has produced no contamination either to (i) any asset of the Company, of its Subsidiaries or of any third party, nor (ii) to the air, soil, subsoil or groundwater and there has been no event that may lead to any proceeding for declaration of soil contamination.

4.18	Employment Matters.

(a)	Except as set forth on Schedule 4.18(a), there are no employment, consulting, severance or indemnification arrangements which contain change of control provisions, agreements, or understandings between the Company or any Subsidiary and any officer, director, consultant or employee. Schedule 4.18(a) contains the names, job descriptions, professional rank, seniority, Social Security Contributions and gross annual salary rates and other compensation of all officers, directors, consultants and employees of the Company and each Subsidiary (including compensation paid or payable by the Company and each Subsidiary under the Plans -as hereafter defined-), and a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a written description, if unwritten) has been delivered to Buyer.

(b)	The Company and each Subsidiary has complied with all applicable employment Laws, including payroll and related obligations, benefits, tax withholdings, and social security, and does not have any obligation in respect of any amount due to employees of the Company and each Subsidiary or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

(c)	Schedule 4.18(c) sets forth a complete list of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other material employee benefit plan, policy, agreement, commitment, arrangement or practice currently maintained by the Company and each Subsidiary as of the date hereof for any of their directors, officers, consultants, employees or former employees (the “Plans”).

Without limiting the generality of Section 4.122, each Plan has been administered in all material respects in accordance with its terms and applicable Law. With respect to the Plans, (i) no event has occurred and there exists no condition, facts or circumstances, which could give rise to any liability of the Company or any Subsidiary under the terms of such Plans or any applicable Law, (ii) the Company and each Subsidiary has paid or accrued all amounts required under applicable Law and any Plan to be paid as a contribution to each Plan through the date hereof, (iii) the Company and each Subsidiary has set aside adequate reserves in the Financial Statements to meet contributions which are not yet due under any Plan, (iv) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, (v) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (vi) where applicable, have been outsourced through the instruments implemented for that purpose under current applicable Law.

On the date hereof, all Plans, except for the sales commissions and incentives granted to the sales force personnel are terminated in accordance with in Section 5.6(e), and are settled in accordance with the provisions set forth in Section 5.6(a) and 5.6(c) below.

(d)	Except as disclosed or noted in the Financial Statements or Closing Financial Statements, there are no amounts due or owing to any employee of the Company or its Subsidiaries for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave or commissions.

(e)	Neither the Company, nor its Subsidiaries have undertaken any commitment or accord with their employees other than those arising in connection with their employment relationship.

(f)	With the exception of the services agreement between the Company and Mr. Julián Agut, no employee, officer or director is covered by a clause providing for a compensation for dismissal in excess to that determined by applicable laws. Likewise, there are no covenants with any employee, officer or director banning post-contractual competition.

(g)	With the exception of the services agreement between the Company and Mr. Julián Agut, neither the Company nor its Subsidiaries have committed to granting any employee member the right to terminate his or her ordinary employment relationship with the right to compensation or any other payment in the event of employer succession, change of control or sale of a majority stake in share capital of the Company or its Subsidiaries. Likewise, neither the Company nor its Subsidiaries have committed to granting any employee with whom it has a special employment relationship any right to receive compensation or any other payment in an amount higher than the amount provided for by law in the event of termination of his or her special employment relationship due to employer succession, change of control or sale of a majority stake in the share capital of the Company or its Subsidiaries.

(h)	Without limiting the generality of Section 4.12, the Company and its Subsidiaries comply with all current applicable law in respect of health and safety at the workplace, occupational safety and prevention of work-related accidents.

(i)	Schedule 4.18(i) identifies all the economically dependent self-employed workers and other individuals who are not economically dependent self-employed workers but are nonetheless linked to the Company or its Subsidiaries through a commercial relationship (including sales agents and freight carriers). None of the commercial relationships included in Schedule 4.18(i)4.18 may be classed as or considered an employment relationship; consequently, there are no contingencies, claims or obligations of an employment nature between the Company or its Subsidiaries and any of such individuals.

(j)	With regard to personnel of contractor and subcontractor enterprises, the Company and its Subsidiaries comply with all their obligations relating to employment, Social Security and hazard prevention under current applicable law. In that regard, Section 4.18(j)4.18(j) identifies (i) all the contractor and subcontractor enterprises, and (ii) all the employees of those contractor and subcontractor enterprises that provide their services at the workplaces of the Company and its Subsidiaries.

4.19	Labor Relations.

There is no strike or dispute pending or threatened involving any employees of the Company or any Subsidiary. All of the labor or collective bargaining agreements applicable to the employees of the Company and the Subsidiaries are identified in Schedule 4.19. Without limiting the generality of Section 4.12, (a) no unfair labor practice complaints are pending or threatened against the Company or any Subsidiary, and (b) no Person has made any claim, and to the Sellers’ Knowledge there is no basis for any claim, against the Company or any Subsidiary under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours. Management of the Company and its Subsidiaries has good relationships with employee representatives and union representatives.

4.20	Company Contracts.

Schedule 4.20 sets forth a list (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 4.20 being referred to herein collectively as the “Company Contracts”) of all material written agreements, arrangements or commitments to which either the Company or its Subsidiaries is a party or by which any of its assets is bound or affected, including, without limitation:

(a)	partnership, joint venture or similar agreement of the Company or any Subsidiary with another Person;

(b)	each contract or agreement which involves or contributes to the Company or any Subsidiary, aggregate annual remuneration which exceeds 5% of the Company’s consolidated annual net revenues for the twelve months ended December 31, 2011;

(c)	each contract or agreement to which the Company or any Subsidiary is a party limiting the right of the Company or any Subsidiary (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any Subsidiary or (ii) to solicit any customer or client;

(d)	each contract or agreement which contains anti-assignment, change of control or notice of assignment provisions;

(e)	each contract or agreement under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than €50,000 in principal amount or under which the Company or any Subsidiary has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness in excess of €50,000;

(f)	each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of the Company or any Subsidiary of more than €50,000 per year;

(g)	all leases and subleases of real state from any third person to the Company or any Subsidiary;

(h)	all collective bargaining or other labor union contracts to which the Company or any Subsidiary is a party or applicable to persons employed by the Company or any Subsidiary;

(i)	all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of the Company or any Subsidiary; and

(j)	all other contracts or agreements which individually or in the aggregate are material to the Company or the conduct of its business, other than those which are terminable upon no more than 90 days’ notice by the Company without penalty or other adverse consequence.

Except for those contracts specially identified in Schedule 4.20, there is no other contract or agreement which contains anti-assignment, change of control or notice of assignment provisions. The Company Contracts are each in full force and effect and are the valid and legally binding obligations of the Company or a Subsidiary which is a party thereto and are valid and binding obligations of the other parties thereto. Neither the Company Contracts nor any other agreement entered into by the Company or its Subsidiaries violate any current or applicable law. To the Sellers’ Knowledge, neither the Company nor any Subsidiary is a party to, nor are its business or any of its assets bound by, any oral agreement. Neither the Company or any Subsidiary nor the counterparties of the Company Contracts are in default under any Company Contract to which it is a party, and to the Sellers’ Knowledge, no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. To the Knowledge of the Sellers there is not any reason that indicates that the Company Contracts may be challenged, breached or not renewed at their expiry.

4.21	Tax Matters.

(a)	Without limiting the generality of Section 4.12, all Tax returns and other similar documents required to be filed with respect to the Company and each Subsidiary have been timely filed with the appropriate governmental authorities in all jurisdictions in which such returns and documents are required to be filed, all of the foregoing as filed are true, correct and complete, including the representation of net operating loss tax carryforwards and tax deduction carryforwards, and reflect accurately all liabilities for Taxes of the Company and each Subsidiary for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid. The Company and the Subsidiaries have on hand the supporting documents relating to Taxes, and the tax authorities have not required any clarification to any of those returns. All Taxes, if any, collectible or payable by the Company and each Subsidiary or relating to or chargeable against any of their assets, revenues or income through the Closing Date were fully collected and paid by such date or provided for by adequate reserves in the Company’s Financial Statements. No claims or deficiencies have been asserted against the Company or any Subsidiary with respect to any Taxes and there exists no reasonable basis for the making of any such claims. Neither the Company nor any Subsidiary has waived any restrictions on assessment or collection of material Taxes or consented to the extension of any statute of limitations relating to taxation.

(b)	With the exception of a proceeding in which the Company is claiming to the Spanish tax authorities the payment of withholding taxes for an amount of € 14,539.75, there are no proceedings, appeals, queries or disputes pending of resolution with the tax authorities in connection with the Companies or its Subsidiaries.

(c)	The amount of financial rights relating to tax arising due to declared tax losses, tax refunds, incentives, deductions and amortisation plans as set out in Schedule 4.21(c) are fully in force and in compliance with law and each the Company and the Subsidiaries has on hand the supporting documents and tax settlements to prove this, even where such items have arisen in periods that are now time barred.

(d)	Neither the Company nor its Subsidiaries are subject to the regime of international tax transparency; further they cannot be considered a real estate companies for the purposes of Article 108 of the Securities Market Law.

(e)	The Company and its Subsidiaries applied the Tax Consolidation Regime for the first time in 2011 and passed the pertinent resolutions in due time and form and have given the pertinent notice.

(f)	The Company and its Subsidiaries do not apply the tax regime for the corporate group for the purposes of value added tax.

(g)	Neither the Company nor its Subsidiaries are subject to the Relative Turnover Regime for the Basque Country or Navarra.

(h)	Except for freedom of depreciation sets out in applicable rules, neither the Company nor its Subsidiaries have used methods involving deferred payment of taxes or levies or any alternative accounting methods that in practice involve postponement or deferment of taxes.

4.22	Guaranties.

Neither the Company nor any Subsidiary is a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company or any Subsidiary.

4.23	Insurance.

Set forth on Schedule 4.23 is a list of all insurance policies providing insurance coverage of any nature to the Company or any Subsidiary. Such policies are sufficient for the compliance by Company and each Subsidiary with all requirements of Law and all Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company and each Subsidiary has complied with all material terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated an intention to cancel any such policy. Neither the Company nor any Subsidiary has any claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

4.24	Inventories.

The inventories of the Company and each Subsidiary shown on the balance sheets included in the Financial Statements and the inventories of the Company and each Subsidiary as of the Closing Date are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, and are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company and each Subsidiary as currently conducted or any items whose expiration date has passed or will pass within six months of the date hereof (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within twelve months from the date hereof), the value of which has not been fully written down or reserved against in the Financial Statements. The Company has adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and anticipated operations. Schedule 4.24 sets forth a list of all of the Company’s inventory as of the Closing Date.

4.25	Products; Regulatory Approvals.

(a)	Schedule 4.25(a) lists each product developed, manufactured, imported, licensed, distributed or sold by the Company and each Subsidiary (collectively, the “Products”). Each Product manufactured and/or sold by the Company and each Subsidiary has been manufactured and/or sold in accordance with (i) the product registration applicable to such Product, (ii) the specifications agreed with the third party manufacturer and with respect to the Products manufactured by the Company or a Subsidiary, (iii) the specifications under which the Product is normally and has normally been manufactured, and (iv) its first commercialization or placing on the market has been notified or communicated to the Health authorities, (v) the legislation applicable on marketing, advertising and promotion of each type of Products, and (vi) without limiting the generality of Section 4.12, the provisions of all applicable Laws.

(b)	All of the Regulatory Approvals are in full force and effect and have been duly and validly issued. There is no action or proceeding by any governmental or regulatory authority pending or, to the Knowledge of each Seller or any of their Affiliates, threatened seeking the recall of any of the Products or the revocation or suspension of any Regulatory Approval or the commercialization of any of the Products. All laws and regulations applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; and the Company and each Subsidiary has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals and/or the Products.

(c)	Schedule 4.25(c) lists all product registrations and/or communications which are pending or maintained by the Company and each Subsidiary, and with respect to pending product registrations, the phase of clinical development of the Products which are the subject thereof.

(d)	Schedule 4.25(d) lists all (i) Products which at any time have been recalled, withdrawn or suspended by the Company and each Subsidiary, whether voluntarily or otherwise, (ii) completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) regulatory letters, warning letters, and letters of adverse findings received by the Company and each Subsidiary or any of its agents relating to the Company and each Subsidiary or any of the Products.

(e)

To the Seller’s Knowledge, there exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any domestic or foreign governmental or regulatory authority with respect to the Company and each Subsidiary or any of the Products; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product.

(f)	Except as set forth in Schedule 4.25(f), to the Sellers Knowledge all Products which have been sold through the Company and each Subsidiary have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Schedule 4.25(f) hereto, neither the Company nor any Subsidiary has received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Products. Except as provided in the Closing Financial Statements, there are no pending returns; nor has there been any warning received of any returns or similar actions concerning Products designed, manufactured, assembled or sold, or services rendered, by the Company or its Subsidiaries.

(g)	In particular and without limiting the above, neither the Company nor any Subsidiary has received any claims on alleged failure to comply with the applicable legislation on promotion and advertising of each type of Products or with the applicable self-regulation codes on promotion and advertising of the Products. There has not been any warning received from any competitor nor the authorities regarding the commercialization, promotion and advertising of the Products.

(h)	As of the Closing Date, (i) all Product Inventory will conform to the specifications therefor contained in the Regulatory Approvals and to all applicable governmental or regulatory authorities, and (ii) no Product Inventory is misbranded or adulterated in violation of applicable law.

4.26	Intellectual Property Rights.

(a)	Schedule 4.26 sets forth a complete and correct list of all Intellectual Property that is owned by the Company and each Subsidiary and the Intellectual Property that the Company and each Subsidiary has a license, sublicense or other permission to use. The Company and each Subsidiary owns all right, title and interest in and to, or has a license, sublicense or other permission to use, all of the Intellectual Property, free and clear of all Liens or other encumbrances. Except as indicated in Schedule 4.26, all necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant copyright, trademark or other governmental or regulatory authorities for the purposes of maintaining such Intellectual Property.

(b)

The Intellectual Property constitutes all patents and patent applications, and technology, know-how and information owned or licensed to the Company and each Subsidiary needed to the manufacture, use or sale of the Products and, in general needed to operate their activities in the ordinary course of business. There have been no claims made against the Company or any Subsidiary asserting the invalidity, abuse, misuse, or unenforceability of any of the

Intellectual Property, and, to the Knowledge of the Sellers, no grounds for any such claims exist. Neither the Company, nor its Subsidiaries or any Seller has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of the Sellers, no grounds for any such claims exist. Neither the Company, its Subsidiaries or the Sellers has received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of each Seller, the use of the Intellectual Property by the Company and its Subsidiaries is not infringing and has not infringed upon any rights of any other Person in any material respects. No interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company or its Subsidiaries to any Person. No Seller has Knowledge of any act or failure to act by any of them or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of any of the Intellectual Property.

(c)	The Company and its Subsidiaries own legal and valid title to all the know-how they each use in the ordinary course of business. The Company and its Subsidiaries have not assigned that know-how to any third party and they have suitable measures for security and confidentiality in place to maintain the inviolability and confidentiality of the know-how.

(d)	To the Sellers’ Knowledge, none of the commercial or business secrets of the Company or its Subsidiaries have been used, disclosed or been the object of appropriation for the benefit of any current or former employees of the Company or its Subsidiaries or any third parties to the detriment of those companies.

(e)	With the exception of certain office software listed in Schedule 4.26(e), the computer programs or software used by the Company and its Subsidiaries have licenses for use of those programs for all users, which are paid up in full and are not subject to any restrictions on their use other than those that are usual in that type of agreement.

(f)	To the Sellers’ Knowledge, none of the shareholders, directors, executives or employees of the Company or its Subsidiaries, directly or indirectly use, own, have applied for registration or hold under any other title in any country any Intellectual Property to items that (a) are identical or similar in whole or in part to those protected by the Intellectual Property of the Company or its Subsidiaries, (b) might give rise to any confusion or association with the Company its Subsidiaries or their products or activities, or (c) might impede or limit the Company or its Subsidiaries free use of the object of the Intellectual Property or, in general, the unhindered operation of their activities in any country.

4.27	Computer Systems.

(a)

The computers, equipment, servers, communication networks and computer installations or hardware and the programs or software required for their operation of the Company and its Subsidiaries are in a good state of operation, have had proper care and maintenance to ensure their satisfactory performance and are not affected by any problems that interfere with their operation or limit the operation of the activities of the Company and its Subsidiaries as conducted on Closing Date.

(b)	Except in relation to the external email servers used by the Company and the Subsidiaries, the use, access to, development and maintenance of the computer system does not depend on any agreements or legal relationships with third parties (outsourcing).

(c)	The Company and its Subsidiaries have all the legal and technical documentation needed relating to their computer system and they have the suitable staff to operate it with full efficiency and normality, without interruption.

4.28	Personal Data.

(a)	The computer files containing personal data used by the Company and its Subsidiaries (the “Data Files”) are owned by them and needed by them to operate the activities of the Company and its Subsidiaries in the ordinary course of business.

(b)	The Data Files comply with the provisions of Organic Law 15/1999 on protection of personal data (the “Personal Data Protection Law”) and all other supplementary and implementation regulations. In particular, the Company and its Subsidiaries have notified the Data Protection Agency of the Data Files that contain personal data, have taken the necessary security measures and have drafted the required security document.

(c)	The processing of the personal data contained in the Data Files has been performed in observance of the principles of proportionality, consistency, accuracy and veracity, temporariness and secrecy as required under current applicable Law.

(d)	The Company and its Subsidiaries have obtained the data contained in the Data Files with the consent of the interested parties and have presented those parties in advance with the information required under the Personal Data Protection Law.

(e)	The Data Files have never been assigned to any third party.

4.29	Power of Attorney.

Except for the powers of attorney listed in Schedule 4.29, neither the Company nor any Subsidiary has issued, granted or executed any powers of attorney on behalf of the Company or any Subsidiary which will remain in force at the Closing Date.

4.30	Absence of Material Adverse Effects.

Except for what is listed in Schedule 4.30, since December 31, 2011, the Company and its Subsidiaries have conducted their business only in the ordinary and usual course and in a manner consistent with past practices and, since such date there has been no Material Adverse Effect. Except for what is listed in Schedule 4.30, neither the Company nor any Subsidiary has taken (or agreed to take) any of the following actions:

(a) amend or otherwise change the Organizational Documents, or carry out any corporate structural change;

(b) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

(c) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, except in relation to the shares in the Company acquired from Mr. José Juncà Busquets and currently held as treasury shares by the Company and the agreement to acquire treasury shares in the Company from Mr. Carlos Fernández (although no such shares have been acquired prior to Closing);

(d) declare or pay any dividend or other distribution;

(e) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(f) create, incur or assume any liability or indebtedness which would remain with the Company or its Subsidiaries after the Closing Date, except in the ordinary course of business consistent with past practice;

(g) commit to make any capital expenditures in excess of €50,000, which would be payable by the Company or its Subsidiaries after the Closing Date.;

(h) waive, release, assign, settle or compromise any material claim or litigation;

(i) except as required by Law, increase the compensation payable or to become payable to employees or grant any rights to severance or termination pay to, or enter any severance agreement with any employee (other than those disclosed in Schedule 4.30(i) which specifically mentions those severance agreements where the severance payment is greater than that amount provided by Law) or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

(j) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets, or enter into any joint venture agreement of similar collaboration agreement;

(k) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(l) make any Tax election or settle or compromise any material EU, national, autonomic or local income Tax Liability; or

(m) change its accounting practices, methods or assumptions or write down any of its assets.

4.31	Accounts and Notes Receivable and Payable.

Set forth on Schedule 4.31 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company and its Subsidiaries as of the date hereof. All of such accounts and notes receivable and payable constitute bona fide, valid and binding claims arising in the ordinary course of business.

Except as set forth on Schedule 4.31, there is no agreement for deduction, free goods, discounts, or other deferred price or adjustment to such receivables. All discounts for volume purchasing and any other rebates recorded by the Company and its Subsidiaries from their suppliers are legally enforceable in their respective terms. The payment terms offered by the Company and its Subsidiaries to their customers conform to industry practice and are consistent with those applied in previous years.

(a)	Except as set forth on Schedule 4.31, all receivables owing to the Company and its Subsidiaries (i) are an average of 110 days old, are fully collectible and (ii) to the Company’s and Seller’s Knowledge will be collected in the ordinary course of business.

(b)	Except as set forth on Schedule 4.31, no client of material importance for the business of the Company or the Subsidiaries in terms of quality or quantity has terminated its relationship with the Company or the corresponding Subsidiary or given notice of its intention to do so and to the Seller’s Knowledge, there is no good reason for such circumstance to arise.

4.32	Related Parties.

Except as disclosed in Schedule 4.32, none of the Sellers or their Affiliates, and to the Seller’s Knowledge, nor any officer, director, or employee of the Company or any Subsidiary, has, directly or indirectly, (a) any ownership interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, supplier or customer of the Company or any Subsidiary; (b) any ownership interest in any property or asset, tangible or intangible, including any Intellectual Property, used in the conduct of the Company’s or any Subsidiary’s business; (c) any interest in or is, directly or indirectly, a party to, any Company Contract; (d) any contractual or other arrangement in force with the Company or any Subsidiary, or any competitor, supplier or customer of the Company or any Subsidiary; (b) any cause of action or claim whatsoever against, or owes any amount to, the Company or any Subsidiary, (c) any Liability to the Company or any Subsidiary including a loan or credit agreement. Except as disclosed in Schedule 4.32, neither the Company nor any Subsidiary has any Liability to the Sellers.

4.33	Financing and banks.

(a)	The Company and the Subsidiaries are in good standing in respect of installments, repayments and interest relating to loans, credits and all other agreements or forms of financing currently in effect as granted by financial institutions to the Company or its Subsidiaries. Schedule 4.33(a) sets forth (i) a complete list of each loan, credit or financing agreement currently in effect, (ii) the current principal and interest outstanding under each agreement, and (iii) the maturity date.

(b)	Neither the Sellers, nor any of their Affiliates, nor any employee has any debt with the Company which has not been repaid as of the date hereof. Except with respect to such loans as have been fully repaid by Closing, the Company and its Subsidiaries have not granted any loan or credit to any third party.

(c)	There are no negative balances or overdrafts in any of the bank accounts or deposits of the Company or its Subsidiaries.

4.34	Resources to operate the business.

The Company and its Subsidiaries have the means and resources at their disposal to operate their business in the manner that they have done so to date and the execution of this Transaction Documents will not result in the curtailment or loss of such means and resources.

4.35	Subsidies.

Neither the Company nor its Subsidiaries have received any subsidies, bonuses, exemptions or public aids, except as stated on Schedule 4.35. The Company and its Subsidiaries are in good standing of compliance with their obligations and with the requirements imposed in order to be beneficiary of the subsidies. No suspension or revocation of any of the subsidies is pending or, to any Seller’s Knowledge, threatened, and there is no reasonable basis therefor.

4.36	Insolvency.

(a)	Neither the Company nor its Subsidiaries have defaulted generally on its payment obligations or is in a situation of insolvency or affected by any legal cause for wind-up or in a situation that would oblige it to adopt measures to re-establish its equity balance or has requested any acquittance or deferment from its creditors.

(b)	With regard to the Company and its Subsidiaries, no one has commenced or advised of their intention to commence any (i) attachment, enforcement proceedings, sequestration, Lien or any other legal proceedings in connection with the assets of the Company or its Subsidiaries, (ii) actions aimed at pursuing the wind-up or declaration of bankruptcy of the Company or its Subsidiaries, or (iii) availment of benefits arising as a result of bankruptcy proceedings.

(c)	Except as provided in Schedule 4.36, to the Seller’s and the Company’s Knowledge, neither the Company nor its Subsidiaries are a party to any relationship with any third party, company or entity that is involved in proceedings for wind-up, liquidation, bankruptcy or other proceedings concerning insolvency.

4.37	Competition Law.

Neither the Company nor its Subsidiaries is a party to any agreement or has carried out practices that might be considered an impediment to competition in accordance with domestic or EU law, or carried out any action or activity that might be classed as an act of unfair competition. None of the products sold by the Company in Spain have a market share greater than thirty per cent (30%) in their respective markets as defined at the third level of classification of the Anatomical Therapeutic Chemical classification recognized and used by the World Health Organization.

4.38	Previous corporate structural changes process.

In connection with the corporate structural changes process carried out by the Company or its Subsidiaries prior to the date hereof, (i) they have been carried out in accordance with the applicable corporate regulations and duly executed and registered with the relevant commercial registries, (ii) they do not violate any regulation regarding to any property, business or operation, (iii) the relevant consents and communications to public administrations or contractual third parties have been obtained or duly carried out, (iv) to the Seller’s Knowledge, there are no facts or circumstances derived from such corporate structural changes which could give rise to any cost, expense, Liability for Buyer, the Company or its Subsidiaries, and (v) all the applicable taxes, costs and expenses derived therefrom have been completely and timely paid.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1	Noncompetition.

(a)	Each Seller acknowledges that in order to assure Buyer that Buyer will retain the value of the Company as a “going concern,” such Seller agrees not to utilize his or her special knowledge of the business of the Company and its Subsidiaries and their relationships with customers, suppliers and others to compete with the Company and its Subsidiaries in the terms set out in this Section 5.1. For a period of *** beginning on the Closing Date (the “Non-compete Period”), neither the Sellers, their successors, assigns or Affiliates shall engage or have an interest in (directly or indirectly) in any business or activities that compete with the business of the Company and its Subsidiaries as of the Closing Date anywhere in Spain or any other geographic area where the Company or any Subsidiary presently does business alone or in association with others, whether as principal, officer, agent, employee, director, or partner.

(b)	Neither the Sellers, nor any of their successors and assigns or Affiliates shall, directly or indirectly, (i) call upon or solicit on behalf of any business which is competitive with the business of the Company and its Subsidiaries, the business of any Person who is, or who had been at any time during the preceding ***, a customer of the Company or any Subsidiary, or otherwise divert or attempt to divert sales from the Company or any Subsidiary or any such successor; or (ii) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any Subsidiary or any successor to the business of the Company or any Subsidiary to terminate his or her employment or other relationship with the Company or any Subsidiary or such successor without the prior written consent of the Buyer. The Sellers shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company or any Subsidiary in connection with any product or service, whether or not such use would be in a business competitive with that of the Company or any Subsidiary.

(c)	Nothing in this Section 5.1 shall prevent the Sellers, after the Closing Date, from:

(i) owning purely for financial investment purposes securities in any company provided that they do not exceed five percent (5%) in the share capital or otherwise have management functions or any material influence in that company;

(ii) performing their obligations under this Agreement and / or under any other agreements which they may enter into with a member of the Buyer’s group; and

(iii) in respect of:

***

(d)	The obligations of each of the Sellers under this clause shall be severable and independent. In the event of breach of this clause, the Buyer shall only be entitled to claim against the individual Seller committing the relevant breach.

5.2	Confidentiality.

(a)	Each Seller acknowledges that all confidential or proprietary information with respect to the business and operations of the Company and its Subsidiaries are valuable, special and unique. Each Seller shall not, at any time after the Closing Date disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company and its Subsidiaries or Buyer, whether or not for such Seller’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company and its Subsidiaries or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by such Seller or a Person to whom such Seller has provided such information. Each Seller acknowledges that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company and its Subsidiaries.

(b)	The parties further agree to treat as confidential and not disclose to third parties any confidential information relative to the Sellers personally (and not to the Company or the Subsidiaries) received in relation to the transaction contemplated in this Agreement.

(c)	This Section 5.2 shall not prevent disclosure by the parties to the extent: (i) disclosure is required by law or regulatory or governmental body having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party); (ii) disclosure is reasonably required for purposes connected with this Agreement; (iii) disclosure is required for the purpose of any arbitral or judicial procedure arising out of this Agreement.

(d)	Each party shall be responsible for the compliance with such confidentiality obligations.

5.3	Continuing Obligations.

The restrictions set forth in Sections 5.1 and 5.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company, its Subsidiaries, and Buyer. Buyer and each Seller acknowledge that Buyer, would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Buyer in the event the covenants contained in Sections 5.1 and 5.2 were not complied with in accordance with their terms. Each Seller agrees that any breach or threatened breach by any of them of any provision of Sections 5.1 and 5.2 shall entitle the Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to the Buyer. If a party breaches the covenants set forth in Section 5.1, the running of the two year non-compete period described therein shall be tolled with respect to such party for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 5.1, 5.2 and 5.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 5.1, 5.2 and 5.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5.1, 5.2 and 5.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

5.4	Investment Intent; Accredited Investor Status; Restrictions on Sale.

(a)	Each Seller represents that he has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration

5.5	Cooperation.

Each of the Sellers agree to provide reasonable assistance to the Buyer and the Company following Closing in connection with any (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities related to the transactions contemplated hereby and the sale and transfer of the Company and its Subsidiaries, and (b) consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement, including without limitation, consent, notification and approval requirements set forth on Schedule 4.20.

5.6	Management compensation package.

(a)

The parties hereby acknowledge and agree that, as a consequence of the closing of the transaction as contemplated in this Agreement, the Company shall have an obligation to pay the following net amounts as a consequence of the ratchets agreements executed on March 7, 2011 and executed on March 10th, 2011 to: (i) Mr. Julián Agut, ***; (ii) Ms. Piccarda Donati, ***; and (iii) Mr. Juan José Cantos, ***.

(b)	The parties hereby acknowledge and agree that, as a consequence of the termination of Mr. Julián Agut’s senior management agreement, the Company shall have an obligation to pay Mr Julián Agut for a net amount of ***.

(c)	The Company shall deliver on the date hereof to each of Messrs. Julián Agut, Picarda Donati and Juan José Cantos promissory notes, in the form attached as Schedule 5.6(c), for the amounts set out in (a) and (b) above, payable on October 15, 2012.

(d)	Effective on the Closing Date, OPKO shall grant to those employees listed on Schedule 5.6(d) that number of stock options as set forth on Schedule 5.6(d), each of which shall be governed by the OPKO 2007 Equity Incentive Plan.

(e)	On the date hereof, all the Shareholders Agreements and Incentive Plans entered into by the Company and its Subsidiaries with the Sellers and Ms. Picarda Donati, Juan José Cantos, and Julián Agut are terminated, particularly those dated on March 7, 2011, February 1, 2012 and February 27, 2012.

5.7	OPKO guarantee.

(a)	In consideration for the Sellers entering into this Agreement, OPKO (as principal obligor and not merely as surety) unconditionally and irrevocable, as a continuing obligation, guarantees to each of the Sellers the proper and punctual performance by the Buyer of all its obligations, commitments and undertakings under or pursuant to this Agreement and agrees to indemnify the Sellers against all Indemnified Losses which the Sellers may suffer through or arising from any failure by the Buyer so to perform or observe any of its obligations, commitments and undertakings under or pursuant to this Agreement.

(b)

If and each time that the Buyer fails for any reason whatsoever to perform or observe any of its obligations, commitments or undertakings referred to in clause 5.7(a), OPKO shall forthwith upon demand unconditionally perform (or procure the performance or observance

of) the obligation, commitment or undertaking in relation to which such failure has occurred in the manner prescribed in this Agreement and so that the same benefits shall be received by, or conferred on, the Sellers as would have been so received or conferred if such obligation, commitment or undertaking had been duly performed and/or observed by the Buyer.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

6.1	Investigation.

The representations, warranties and covenants set forth in this Agreement, as excepted in the relevant disclosure schedules, shall not be affected or diminished in any way by any due diligence review or investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representation, warranties and/or covenants were made, provided that each of Buyer and OPKO on the one hand, and the Sellers on the other, represents and warrants that it has no actual knowledge of any breach of any of the representations or warranties of the other party hereto set forth in this Agreement.

6.2	Survival of the Representations and Warranties.

The representations and warranties and indemnification obligations of the Sellers and the Buyer shall survive the Closing Date for a period ending on ***; provided, however, that (i) the representations in Sections 4.17 (Compliance with Environmental Laws), 4.18 (Employment Matters) and 4.21 (Tax Matters) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations; and (ii) the representations and warranties in Sections 4.2 (Subsidiaries), 4.8 (Capitalization), and 4.9 (Rights, Warrants and Options) shall survive indefinitely. The Buyer hereby waives any rights to claim against the Sellers once the relevant period set forth above has expired.

6.3	General Release.

Except as otherwise provided for herein, as additional consideration for the sale of the Company Capital Stock pursuant to this Agreement, each Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each of the Company and its Subsidiaries and their respective officers, directors, employees and agents (the “Released Parties”), from any and all rights, claims, demands, judgments, obligations, liabilities, damages, costs and expenses, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, suspected or unsuspected, relating to the Company or any Subsidiary which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act by the Company or its Subsidiaries which shall have occurred at or prior to the Closing Date or in relation to any other Liabilities of the Company or any Subsidiary of the Company (the “Released Matters”). For the avoidance of doubt, the parties acknowledge and agree that the required payments set forth on Schedule 6.3 shall not be deemed a Released Matter. None of the information supplied by the Company or its professional advisors to the Sellers or his or her agents, representatives or advisors in connection with the representations and warranties set forth in Article 4 or otherwise in relation to the business or affairs of the Company or any Subsidiary shall be deemed a representation, warranty or guarantee of its accuracy by the Company or any Subsidiary to the Sellers, and the Sellers waive any claims against the Company which they might otherwise have in respect of it. Further, the Sellers hereby represent that the Sellers have not voluntary or involuntary assigned or transferred or purported to assign or transfer to any Person any Released Matter and that no Person other than the Sellers has any interest in any Released Matter by law or contract by virtue of any action or inaction of the Sellers.

6.4	Indemnification.

(a)	Indemnification by Sellers. Subject to the limitations set forth in Section 6.5, the Sellers shall jointly defend, indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of (A) any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, Taxes, costs and expenses, including reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) arising from or in connection with any breach or violation, inaccuracy or untruthfulness of any of the representations and warranties of Sellers contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of the Sellers contained in this Agreement.

All Indemnified Losses paid by the Sellers to the Buyer under this Section 6.4 shall be considered as a reduction in the consideration for all purposes. Indemnified Losses shall be paid, at the election of the Buyer, to the Buyer, the Company or the Subsidiary which suffered such Indemnified Losses.

(b)	Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless each Seller and his or her Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of

(i)	any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of the Buyer contained in this Agreement;

(ii)	any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Buyer contained in this Agreement; and

(iii)	any and all capital and other Taxes related to or arising from the purchase and transfer of the Company Capital Stock contemplated hereby by reason of any Liability of Buyer and/or any of its Affiliates for such Taxes as assessed by any taxing authority against Buyer and/or its Affiliates on or after the Closing Date.

(c)	Indemnification Procedure as to Third Party Claims.

Promptly after any party seeking indemnification under this Agreement (the “Indemnified Party”) obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the party against whom indemnity is sought (the “Indemnifying Party”) of such Claim in writing, in any event, within ten (10) business days from the date the Indemnified Party obtains knowledge of a Claim, provided, however, that any failure to give notice will not waive any rights of the Indemnified Party and will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 6.4 after such notice is given, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby. The notice of a Claim by the Indemnified Party to the Indemnifying Party shall include all reasonable information and documentation available to the Indemnified Party for the Indemnifying Party to assess the circumstances of the Claim.

With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party:

(i)	the Indemnifying Party shall be entitled, (subject to the provisions of Section 6.4(f)) to assume the defense or otherwise settle such Claim which is solely for monetary damages with counsel reasonably experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to participate in the defense and settlement of such Claim and to employ counsel at the Indemnified Party’s own expense, (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party including, for the avoidance of doubt: (i) delivering the documentation and information relevant to the Claim to the Indemnifying Party and their advisers; and (ii) granting powers of attorney to the Indemnifying Party’s designated counsel to conduct the defense of the Claim. The Indemnifying Party shall not compromise or settle any such Claim, which imposes any obligations to the Company other than monetary obligations, without the prior written approval of the Indemnified Party, which shall not be unreasonably withheld;

(ii)	If the Indemnifying Party fails to assume the defense of such Claim, or if the remedy sought with respect to such claim does not include monetary damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to participate in the defense and settlement of such Claim and to employ counsel at its own expense, and (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party. The Indemnified Party shall not compromise or settle any such Claim, if it imposes any obligations which could result in a Claim against the Indemnifying Party, without its prior written approval, which shall not be unreasonably withheld.

(iii)	If the remedy sought with respect to such Claim is both for monetary damages and non monetary recourse, the parties will assume the defense jointly, employing a joint counsel, and consent from both parties shall be needed to compromise or settle such Claim if it imposes any obligations which could result in a Claim against the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iv)	As used in this Section 6.4, the term Indemnified Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party may be involved.

(d)	Indemnification Procedure as to Direct Claims.

(i)	Promptly after any Indemnified Party had knowledge of an Indemnified Loss, the Indemnified Party shall notify the Indemnifying Party of the existence of the Indemnified Loss and of the indemnity claimed. Within ten (10) days as from reception of the notice of the Indemnified Loss, the Indemnifying Party shall notify the Indemnified Party of (x) its acceptance of the claim and its obligation to pay the corresponding amount of the Indemnified Loss, according to the claim of the Indemnified Party, (y) its rejection, whether in whole or in part, of the claim for the amount of the Indemnified Loss, or (z) its willingness to remedy the event causing the Indemnified Loss within twenty days provided that it does not have authority to act on behalf of the Company.

(ii)	In the circumstance provided for in Section 6.4(d)(i)(x) above, the Indemnifying Party shall pay to the Indemnified Party the amount of the Indemnified Loss, within five (5) days following the end of the period for responding the notice of the Indemnified Loss.

(iii)	In the circumstance provided for in Section 6.4(d)(i)(y) above, and in the circumstances provided for in Section 6.4(d)(i)(z) above, if the twenty days have elapsed and the Indemnified Loss has not been cured, the Indemnified Party shall have the right to initiate the dispute resolution provided for in Section 7.12 for all the claims and amounts not accepted by the Indemnifying Party. Regardless of the start of the dispute resolution procedures, should the Indemnifying Party partially accept the claim, the Indemnifying Party shall pay to the Indemnified Party the accepted amount of the Indemnified Loss within the five (5) says following the end of the period for responding to the notice of the Indemnified Loss.

(iv)	If within the ten (10) days following receipt of the notice of the Indemnified Loss the Indemnifying Party has not delivered their response to the Indemnified Party, it shall be deemed to have rejected the claim as well as its obligation to pay the amount of the Indemnified Loss as claimed by the Indemnified Party.

(e)	All the notices to be served between the parties in connection with the indemnification procedures set forth in Sections 6.4(c) and 6.4(d) above shall be delivered to the addresses and to the attention of the persons indicated in Section 7.1 below. In particular, Mr. Miquel Juncà is hereby duly nominated by the Sellers in respect to the indemnification procedures established in Sections 6.4(c) and 6.4(d), as well to any notification arisen from this Agreement and to the jurisdiction proceeding set forth in Section 7.12 of this Agreement, being therefore entitled to receive and submit notices and to make binding decisions on behalf of the Sellers for the purposes thereof.

(f)	Indemnification Payments. All amounts payable by an Indemnifying Party as indemnification under this Section 6.4 shall be increased or reduced for an amount equal to the net Tax effect (either positive or negative) generated for the occurrence of the relevant Indemnified Loss.

6.5	Limitations on Liabilities.

(a)	Neither party shall be obligated to indemnify and hold harmless the other under Section 6.4 for breaches of representations and warranties:

(i)	If and to the extent that fact, matter, event or circumstance giving rise to such indemnification (x) was fairly disclosed in this Agreement or its disclosure schedules *** or (z) if the liability is specifically provided or reserved for in the Financial Statements or the Closing Financial Statements;

(ii)	unless and until the liability pursuant to an individual claim for Indemnified Loss exceeds *** (“De Minimus Amount”), following which the full amount of such individual claim for Indemnified Loss shall be aggregated together with other claims for Indemnified Losses exceeding the De Minimus Amount for purposes of calculating the Basket Amount in Section 6.5(a)(iii) below;

(iii)	unless and until all Indemnified Losses in respect of which such party is obligated to provide indemnification exceed *** (the “Basket Amount”) following which (subject to the provisions of this Section 6.4) such party shall be obligated to indemnify and hold harmless, the other party for all such Indemnified Losses (not merely the amount by which the Indemnified Losses exceed the Basket Amount); provided however that the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud or breaches of the representations and warranties in Sections 4.2, 4.3, 4.8 and 4.9;

(b)	The aggregate amount of the liability under this Agreement for breaches of representations and warranties of the Sellers (other than a breach of the representations and warranties in Sections 4.2, 4.3, 4.8 and 4.9), shall be ***, provided that the aggregate indemnification obligations of each Seller in respect of each Indemnified Loss shall not exceed its entire Pro Rata Share of the amount of such Indemnified Loss. The Buyer irrevocably waives any right to claim against the Sellers for any such amounts exceeding the liability cap agreed in this clause.

(c)	The amount of any Indemnified Loss under this Agreement for breaches of representations and warranties of the Sellers shall be reduced by the amount of any payment received by the Buyer, the Company and/or their Affiliates under any insurance policies. The Buyer shall pursue in good faith any available insurance recovery with respect to such Indemnified Losses.

(d)	The Buyer shall not be entitled to recover damages or obtain payment or indemnity more than once in respect of the same liability, loss, cost, damage or deficiency, regardless of whether more than one claim arises in respect of it (principle of non bis in idem).

(e)	Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 6.5 shall apply to matters relating to intentional or fraudulent breaches, violations or misrepresentations.

ARTICLE 7

MISCELLANEOUS

7.1	Notices.

Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier to the parties (i) in the case of the Buyer, at the address set forth below the names of its representatives on the signature pages of this Agreement to the attention of such representatives (or at such other addresses as shall be specified by the parties by like notice), or (ii) in the case of the Sellers, at the following address Passeig de la Generalitat 21, 17820 Banyoles (Girona) to the attention of Mr. Miquel Juncà (or at such other addresses as shall be specified by the parties by like notice).

Such notices and other communications shall be deemed given when actually received or in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery.

A copy of any notices delivered to Buyer shall also be sent to OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Deputy General Counsel. A copy of any notices delivered to Sellers, or the Company prior to the Closing, shall be sent to Deloitte Abogados, S.L. to the attention of Mr. Javier Menor and/or Mr. Javier Bau (jmenor@deloitte.es; jbau@deloitte.es).

7.2	Entire Agreement.

This Agreement, together with its schedules and exhibits contain every obligation and understanding between the parties relating to the subject matter hereof, and substitutes and derogates all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

7.3	Assignment.

This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to one of the Buyer’s Affiliates, whether such Affiliate currently exists or is formed in the future, so long as such Affiliate of Buyer agrees in writing to be bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

7.4	No Third Party Beneficiary.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

7.5	Waiver and Amendment.

Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time by written agreement. Any such waiver or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

7.6	Severability.

In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

7.7	Expenses.

Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. Sellers covenant to Buyer that in no event shall any Sellers’ Costs be paid by the Company.

The expenses arising from formalising this Agreement before a notary public shall be borne by the parties, in accordance with applicable law.

The Taxes resulting from the formalization and execution of this Agreement shall be borne by the parties in conformity with applicable law.

7.8	Headings and References.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement. References in this Agreement to clauses, subclauses, sections, articles or schedules are references to clauses, subclauses, sections, articles or schedules of this Agreement so numbered.

7.9	Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.10	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.11	Governing Law.

This Agreement has been entered into and shall be construed and enforced in accordance with the laws of Spain, without reference to the choice of law principles thereof.

7.12	Jurisdiction.

With express waiver of any forum to which any of the parties may be entitled, the Parties agree that all disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Courts of the city of Barcelona (Spain).

7.13	Publicity.

The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable U.S. law or the rules of the any stock exchange to which the party is subject provided however that the disclosing party shall use reasonable efforts to first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

Buyer:

SHEBELI XXI, S.L.

By:	/s/ Juan F. Rodriguez /s/ Laurel Kate Inman
Name:	Mr. Juan Felipe Rodriguez
Mrs. Laurel Kate Inman
Title: Joint Directors

Sellers:

— Mr. José Junca Busquets

/s/ José Junca Busquets

Address:

— Mr. Miguel Juncá Riuró

/s/ Miguel Juncá Riuró

Address:

— Mr. Ferrán Juncá Riuró

/s/ Ferrán Juncá Riuró

Address:

— Mr. Carlos Fernández Navarro

/s/ Carlos Fernández Navarro

Address:

— Catorze d’Agost, S.L.

/s/ ***
By: ***
Address:

— Agut Global, S.L.

/s/ ***
By: ***
Address:

— Colibrí 2000, S.L.

/s/ ***
By: ***
Address:

Company:

FARMADIET GROUP HOLDING, S.L.

By:	/s/ ***
Name:	***
Title: Managing Director
Address:

OPKO:

OPKO HEALTH, INC

By:	/s/ Steve Rubin
Name: Mr. Steve Rubin
Title:	Exec. VP
Address:

The schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally any of the omitted schedules upon request by the Securities and Exchange Commission. Following is a list briefly identifying the contents of all omitted schedules:

Schedule A – Sellers

Schedule 2.2(e) – Affiliated Debt

Schedule 2.3(e) – Form of Pledge

Schedule 2.6 – Assignment of Loans

Schedules 4.1-4.38 – Disclosure Schedules

Schedule 5.6(c) – Form of Promissory Note

Schedule 5.6(d) – Stock Option Recipients

Schedule 6.3 – Payments Not Deemed Released Matters